Exhibit 5.1

June 6, 2007

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Jazz Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,957,794 shares of the Company’s Common Stock, par value $.0001 per share (“Common Stock”), pursuant to the Company’s 2003 Equity Incentive Plan (the “2003 Plan”), 2007 Equity Incentive Plan (the “2007 EIP”), 2007 Employee Stock Purchase Plan (the “2007 ESPP”) and 2007 Non-Employee Directors Stock Option Plan (the “2007 NEDSOP” and together with the 2003 Plan, the 2007 EIP and the 2007 ESPP, the “Plans”).

In connection with this opinion, we have examined (a) the Registration Statement and related Prospectuses, (b) the Plans, (c) the Company’s Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ John M. Geschke
John M. Geschke

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM